EXHIBIT 10.10

BB&T CORPORATION

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Restricted Stock Unit Agreement

(Performance Vesting Component)

Name of Participant:	<<First Name>> <<MI>> <<Last Name>>
Grant Date:	___________, 20___
Number of Shares Subject to Award:	<<Number of RSUs>>
Date Vested:	___________, 20___

THIS AGREEMENT (the “Agreement”), made effective as of ___________, 20___ (the “Grant Date”), between BB&T CORPORATION, a North Carolina corporation (“BB&T”), and <<First Name>> <<MI>> <<Last Name>>, an Employee of BB&T or an Affiliate (the “Participant”);

RECITALS:

BB&T desires to carry out the purposes of the BB&T Corporation Amended and Restated 2004 Stock Incentive Plan, as it may be amended and/or restated (the “Plan”), by affording the Participant an opportunity to acquire shares of BB&T Common Stock, $5.00 par value per share (the “Common Stock”), as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Incorporation of Plan. The rights and duties of BB&T and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2. Grant of Restricted Stock Unit. Subject to the terms of this Agreement and the Plan, BB&T hereby grants the Participant a Restricted Stock Unit (the “Award”) for «Number of RSUs» whole shares of Common Stock (the “Shares”). The “Restriction Period” is the period beginning on the Grant Date and ending on such date or dates, and satisfaction of such conditions, as described in Section 3 and Section 4 herein. For the purposes herein, the Shares subject to the Award are units that will be reflected in a book account maintained by BB&T and that will be settled in whole shares of Common Stock, if and to the extent permitted pursuant to this Agreement and the Plan. Prior to distribution of the Shares upon vesting of the Award, the Award shall represent an unsecured obligation of BB&T, payable (if at all) only from BB&T’s general assets.

3. Vesting of Award. Subject to the terms of the Plan and the Agreement (including but not limited to the provisions of Section 4 and Section 5 herein), the Award shall be deemed vested and earned only if the conditions of both Section 3(a) and Section 3(b) are met. The Administrator has sole authority to determine whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.

(a) Performance-Based Vesting Component: In order for the Award to vest as provided in Section 3(b) herein, the Award must satisfy an initial performance-based vesting component, as follows: During the period from January 1, 20___ through December 31, 20__ (the “Performance Period”), BB&T must meet a minimum average cash return on equity target of _________ percent (____%).

(b) Service-Based Vesting Component: If and only if the performance-based vesting component stated in Section 3(a), above, is met for the Performance Period, then the Award shall be fully (i.e., 100%) vested and earned on the fifth-year anniversary of the Grant Date, provided that the Participant is still an Employee as of the fifth-year anniversary of the Grant Date (and except as may be otherwise provided in Section 4 herein).

4. Termination of Employment; Forfeiture of Award; Effect of Change of Control.

(a) Except as may be otherwise provided in the Plan or Section 4(b) of the Agreement, in the event that the employment of the Participant with BB&T or an Affiliate terminates for any reason and the Award has not vested pursuant to Section 3, then the Award, to the extent not vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying the Award. The Administrator (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment. The Participant expressly acknowledges and agrees that, except as otherwise provided herein, the termination of the Participant’s employment shall result in forfeiture of the Award and the underlying Shares to the extent the Award has not vested as of the Participant’s termination of employment date.

(b) Notwithstanding the provisions of Section 3 and Section 4(a), the following provisions shall apply if any of the following shall occur prior to the fifth-year anniversary of the Grant Date:

(i)

Involuntary Termination Without Cause. In the event that the Participant’s employment with BB&T or an Affiliate is involuntarily terminated for reasons other than Cause (as defined herein), the Award shall become fully vested if and only if the performance-based vesting criteria stated in Section 3(a) are met (and without regard to the vesting schedule set forth in Section 3(b) herein). In such event, vesting shall occur as of the later of the date the Administrator determines that the performance-based vesting criteria stated in Section 3(a) have been met or the date of the

Participant’s termination of employment due to an involuntary termination without Cause. It is the intention of BB&T and the Participant that no payment under Section 5 hereof shall occur unless the performance-based vesting criteria stated in Section 3(a) above are met. For purposes of this Agreement, a termination shall be for “Cause” if the termination is on account of the Participant’s (a) dishonesty, theft or embezzlement; (b) refusal or failure to perform his assigned duties for BB&T or an Affiliate in a satisfactory manner; or (c) engaging in any conduct that could be materially damaging to BB&T or its Affiliates without a reasonable good faith belief that such conduct was in the best interest of BB&T or any of its Affiliates. The determination of whether termination is for Cause shall be made by the Administrator (or its designee to the extent permitted under the Plan), and its determination shall be final and conclusive.

(ii)	Death. In the event that the Participant remains in the continuous employ of BB&T or an Affiliate from the Grant Date until the Participant’s death, the Award shall become fully vested if and only if the performance-based vesting criteria stated in Section 3(a) are met (and without regard to the vesting schedule set forth in Section 3(b) herein). In such event, vesting shall occur as of the later of the date the Administrator determines that the performance-based vesting criteria stated in Section 3(a) have been met or the date of the Participant’s termination of employment due to death.

(iii)	Disability. In the event that the Participant remains in the continuous employ of BB&T or an Affiliate from the Grant Date until the date of the Participant’s Disability (as determined by the Administrator or its designee in accordance with the Plan and, if applicable, Section 409A), the Award shall become fully vested if and only if the performance-based vesting criteria stated in Section 3(a) are met (and without regard to the vesting schedule set forth in Section 3(b) herein). In such event, vesting shall occur as of the later of the date the Administrator determines that the performance- based vesting criteria stated in Section 3(a) have been met or the date of the Participant’s Separation from Service on account of Disability.

(iv)	Change of Control.

(A)	In the event that there is “Change of Control,” as defined in Section 4(b)(iv)(B), of BB&T subsequent to the date hereof, the Award shall be payable in accordance with this Agreement and (subject to Section 4(b)(iv)(C) herein) become fully vested as of the effective date of such event without regard to the vesting schedule set forth in Section 3 herein.

(B)	For purposes of this Section 4(b)(iv), a “Change of Control” will be deemed to have occurred on the earliest of the following dates: (i) the date any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, excluding employee benefit plans of BB&T and its Affiliates, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) of securities of BB&T representing thirty percent (30%) or more of the combined voting power of BB&T’s then outstanding securities; or (ii) the date when, as a result of a tender offer or exchange offer for the purchase of securities of BB&T (other than such an offer by BB&T for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any consecutive twelve- (12-) month period during the Restriction Period of the Award constituted BB&T’s Board, plus new directors whose election or nomination for election by BB&T’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such twelve- (12-) month period (collectively, the “Continuing Directors”), cease for any reason during such twelve- (12-) month period to constitute at least two-thirds of the members of such board of directors; (iii) the date the shareholders of BB&T approve an agreement for the sale or disposition by BB&T of all or substantially all of BB&T’s assets within the meaning of Section 409A; or (iv) the date that any one person, or more than one person acting as a group, acquires ownership of stock of BB&T that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of BB&T within the meaning of Section 409A.

(C)

Notwithstanding Section 4(b)(iv)(B) above, the term “Change of Control” shall not include any event that is a “Merger of Equals.” For purposes of the Plan and this Agreement, the term “Merger of Equals” means any event that would otherwise qualify as a Change of Control if the event (including, if applicable, the terms and conditions of the related agreements, exhibits, annexes, and similar documents) satisfies all of the following conditions as of the date of such event: (i) the Board of BB&T or, if applicable, a majority of the Continuing Directors has, prior to the change in control event, approved the event; (ii) at least fifty percent (50%) of the common stock of the surviving corporation outstanding immediately after consummation of the event, together with at least fifty percent (50%) of the voting securities representing at least fifty percent (50%) of the combined voting power of all voting securities of the surviving corporation outstanding immediately after the event shall be owned, directly or indirectly, by the persons who were the owners, directly or indirectly, of the common stock and voting securities of BB&T immediately before the consummation of such event in substantially the same proportions as their respective direct or indirect ownership immediately before such event of the common stock and voting securities of BB&T, respectively; (iii) at least fifty percent (50%) of the directors of the surviving corporation immediately after the event shall be composed of directors who were Directors or Continuing Directors immediately before the event; and (iv) the person who was the Chief Executive Officer (“CEO”) of BB&T immediately before the event shall be the CEO of the surviving corporation immediately after the event. If a transaction constitutes a Merger of Equals, then, notwithstanding the provisions of Section 4(b)(iv)(B) above, the vesting of the Award will not be accelerated due to the Merger of Equals, but the Award shall instead continue to vest, if at all, in accordance with the provisions of Section 3 and Section 4 herein.

(v)	Retirement. In the event that the Participant remains in the continuous employ of BB&T or an Affiliate from the Grant Date until the Participant’s termination of employment due to Retirement, the Award shall become fully vested if, and only if, (aa) the Participant has completed at least six (6) calendar months of continuous employment after the Grant Date (beginning with the first day of the calendar month following the Grant Date); provided, however, if the last working day of the sixth (6th) calendar month is on a day prior to the last day of the sixth (6th) calendar month, the foregoing six (6) calendar month requirement will be deemed satisfied; and (bb) the performance-based vesting criteria stated in Section 3(a) are met (and without regard to the vesting schedule set forth in Section 3(b) herein). Provided the above requirement of six (6) calendar months of continuous employment after the Grant Date is satisfied, vesting shall occur as of the date the Administrator determines that the performance-based vesting criteria stated in Section 3(a) have been met.

5. Settlement of Award and Distribution of Shares.

(a) The Award shall be payable in whole shares of Common Stock. Fractional shares shall not be issuable hereunder, and unless the Administrator determines otherwise, any such fractional Share shall be disregarded.

(b) Shares of Common Stock subject to the Award shall, upon vesting of the Award, be issued and distributed to the Participant (or in the event of the Participant’s death, to the Participant’s beneficiary or beneficiaries) in a lump sum within ninety (90) calendar days after the end of the Restriction Period. Notwithstanding the foregoing, if the Participant is or may be a Specified Employee, a distribution due to Separation from Service may not be made until within the thirty- (30-) day period commencing with the first day of the seventh month following the month of Separation from Service, or, if earlier, the date of death of the Participant (with all such payments that otherwise would have been made during such six month period to be made during the seventh month following Separation from Service), in each case except as may be otherwise permitted under Section 409A.

6. No Right to Continued Employment or Service. Neither the Plan, the grant of the Award, nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of BB&T or an Affiliate or affect in any way with the right of BB&T or an Affiliate to terminate the Participant’s employment or service at any time. Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Administrator, all rights of the Participant with respect to the Award shall terminate upon termination of the employment or service of the Participant with BB&T or an Affiliate. The grant of the Award does not create any obligation on the part of BB&T or an Affiliate to grant any further awards. So long as the Participant shall continue to be an Employee of BB&T or an Affiliate, the Award shall not be affected by any change in the duties or position of the Participant.

7. Nontransferability of Award and Shares. The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with Plan procedures does not constitute a transfer. The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until the Restriction Period has expired and all conditions to vesting and distribution have been met.

8. Superseding Agreement; Binding Effect. This Agreement supersedes any statements, representations or agreements of BB&T with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Participant and BB&T, including, but not limited to, any restrictive covenants contained in such agreements.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.

10. Amendment and Termination; Waiver. Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto. The waiver by BB&T of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Section 409A and federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

11. Certificates for Shares; Rights as Shareholder. The Participant and the Participant’s legal representatives, legatees or distributees shall not be deemed to be the holder of any Shares subject to the Award and shall not have any voting rights, dividend rights or other rights of a shareholder unless and until certificates for such Shares have been issued to him or her or them. No certificate or certificates for Shares subject to the Award shall be issued at the time of grant of the Award. A certificate or certificates for Shares subject to the Award shall be issued in the name of the Participant (or if the Participant is deceased, the Participant’s beneficiary or beneficiaries) as soon as practicable after, and only to the extent that, the Award has vested and if such distribution is otherwise permitted under the terms of Section 5 herein. Neither dividends nor dividend equivalent rights shall be granted in connection with the Award, and the Award shall not be adjusted to reflect the distribution of any dividends on the Common Stock (except as may otherwise be provided under the Plan). No dividends on the Shares shall be payable prior to both (i) the vesting of the Award and (ii) the issuance and distribution of Shares to the Participant.

12. Withholding; Tax Matters.

(a) BB&T shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Award. Prior to the delivery or transfer of any certificate for Shares or any other benefit conferred under the Plan, BB&T shall require the Participant to pay to BB&T in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by BB&T to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to the Award, by electing (the “election”) to have BB&T withhold shares of Common Stock from the Shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

(b) BB&T has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance, transfer or disposition of Shares (or any other benefit) pursuant to the Award, and the Participant is in no manner relying on BB&T or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award (including but not limited to the acquisition or disposition of the Shares subject to the Award) and that the Participant should consult a tax advisor prior to such acquisition or disposition. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that BB&T has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

13. Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Administrator and any decision made by it with respect to the Agreement is final and binding on the parties hereto.

14. Notices. Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of BB&T, to its Human Systems Division, 200 West Second Street (27101), PO Box 1215, Winston-Salem, NC 27102, attention: Human Systems Division Manager, and in the case of the Participant, to the last known address of the Participant as reflected in BB&T’s records.

15. Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16. Compliance with Laws; Restrictions on Award and Shares. BB&T may impose such restrictions on the Award and the Shares or other benefits underlying the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such Award or Shares. Notwithstanding any other provision in the Plan or the Agreement to the contrary, BB&T shall not be obligated to issue, deliver or transfer any Shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). BB&T may cause a restrictive legend or legends to be placed on any certificate for Shares issued pursuant to the Award in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

17. Successors and Assigns. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators and permitted transferees and beneficiaries and BB&T and its successors and assigns.

18. Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

19. Right of Offset. Notwithstanding any other provision of the Plan or the Agreement, BB&T may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to BB&T or an Affiliate that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction; provided, however, that to the extent Section 409A is applicable, such offset shall not exceed the greater of Five Thousand Dollars ($5,000) or the maximum offset amount then permitted under Section 409A.

20. Adjustment of Awards upon Occurrence of Certain Unusual or Nonrecurring Events. The Administrator shall have authority to make adjustments to the terms and conditions of the Award in recognition of unusual or nonrecurring events affecting BB&T or any Affiliate, or the financial statements of BB&T or any Affiliate, or of changes in applicable laws, regulations or accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable laws, rules or regulations.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed in behalf of BB&T and by the Participant effective as of the day and year first above written.

BB&T CORPORATION

By:
John A. Allison
Chairman and CEO

PARTICIPANT

<<First Name>> <<MI>> <<Last Name